Exhibit 99.1

Providian Financial Corporation

Financial & Statistical Summary

Reported Financial Measures

(Revised)

(unaudited)

	2003	2003	2002	2002	2002
(in millions, except per share and employee data)	Q2	Q1	Q4	Q3	Q2
Reported Earnings:
Net Interest Income	$127.8	$180.4	$186.2	$199.5	$208.4
Non-Interest Income	393.3	417.5	293.1	465.1	509.9
Total Net Revenue	521.1	597.9	479.3	664.6	718.3
Provision for Loan Losses	132.0	261.8	139.0	192.4	80.4
Non-Interest Expense	324.6	328.3	320.3	452.2	489.3
Income From Operations Before Taxes	64.5	7.8	20.0	20.0	148.6
Tax Expense (Benefit)	25.5	3.1	7.9	(22.1)	58.7
Income From Operations	$39.0	$4.7	$12.1	$42.1	$89.9
Income from Discontinued Operations (1)	—	—	—	—	64.0
Net Income	$39.0	$4.7	$12.1	$42.1	$153.9
Reported Financial Data:
Quarter:
Net Credit Losses (2)	$237	$296	$299	$244	$269
Provision for Credit Losses	$132	$262	$139	$192	$80
Quarter End:
Total Loans	$6,417	$7,147	$6,908	$8,198	$7,513
Total Assets	$16,206	$16,607	$16,710	$17,218	$17,799
Total Capital (Includes Capital Securities)	$2,285	$2,239	$2,243	$2,235	$2,185
Total Equity	$2,181	$2,134	$2,139	$2,131	$2,081
Quarter Average:
Total Loans	$6,684	$7,500	$8,046	$7,305	$7,578
Earning Assets	$14,048	$13,604	$14,236	$15,011	$14,243
Total Assets	$16,460	$16,518	$16,757	$17,384	$18,319
Total Equity	$2,161	$2,088	$2,100	$2,107	$2,008
Key Reported Statistics:
Net Interest Margin (Earning Assets)	3.64%	5.30%	5.23%	5.32%	5.85%
Net Interest Margin (Loans)	10.16%	11.50%	11.02%	12.93%	13.00%
Risk-Adjusted Margin (Loans) (3)	19.51%	17.98%	10.71%	25.02%	25.70%
Non-interest income margin (4)	23.54%	22.27%	14.57%	25.47%	26.92%
Return on Assets	0.95%	0.11%	0.29%	0.97%	3.36%
Return on Equity	7.23%	0.90%	2.31%	8.00%	30.64%
Allowance as a Percent of Loans	12.20%	13.69%	14.67%	15.26%	16.34%
Net Credit Loss Rate (2)	14.19%	15.79%	14.88%	13.38%	14.21%
Delinquency Rate (30+ Days)	7.64%	8.76%	10.00%	8.14%	7.29%
Equity to Assets	13.46%	12.85%	12.80%	12.38%	11.69%
Common Share Statistics:
EPS Basic:
EPS — Continuing Operations	$0.14	$0.02	$0.04	$0.15	$0.32
EPS — Discontinued Operations (1)	—	—	—	—	0.22
EPS — Basic	$0.14	$0.02	$0.04	$0.15	$0.54

EPS — Diluted: (5)
EPS — Continuing Operations	$0.13	$0.02	$0.04	$0.15	$0.31
EPS — Discontinued Operations (1)	—	—	—	—	0.22
EPS — Assuming Dilution	$0.13	$0.02	$0.04	$0.15	$0.53

Book Value Per Share (Period End)	$7.51	$7.36	$7.39	$7.37	$7.20
Total Market Capitalization (Period End)	$2,689	$1,901	$1,878	$1,417	$1,700
Shares Outstanding (Period End)	290.4	289.8	289.4	289.2	289.1
Weighted Average Shares O/S — Basic	286.3	286.2	285.4	285.3	284.2
Weighted Average Shares O/S — Diluted	289.8	290.4	289.2	294.1	294.2

Accounts (6)	11.4	11.7	12.0	12.7	12.9
Employees (FTE)	5,692	6,083	6,261	7,331	8,393

(1)          The Company decided to discontinue its operations in Argentina and the United Kingdom in 2001 and completed the disposition of those operations in the second quarter of 2002.  Accordingly, the operations of its subsidiaries and branches in those locations are reflected as discontinued operations in its statements of income.

(2)          The net credit losses for the second quarter of 2003 exclude the fair value adjustments on loans held  for securitization or sale

(3)          Represents reported interest income on loans plus non-interest income, less interest expense allocated to loans, and less net credit losses, expressed as a percentage of average reported loans.

(4)          Represents reported non-interest income expressed as a percentage of average reported loans.

(5)          During the first and second quarters of 2003, and the fourth quarter of 2002, there was no interest expense add-back because the effect would be antidilutive.  During the second and third quarters of 2002, $2 million of interest expense related to the Company’s 3.25% convertible notes was added back to income.

(6)          Includes approximately 400,000 accounts included in loans held for securitization or sale.